UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2008
PYRAMID BREWERIES INC.
(Exact name of registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation)

000-27116	91-1258355

(Commission File Number)	IRS Employer Identification No.
91 South Royal Brougham Way
Seattle, WA 98134
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (206) 682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers
(b) Departure of Directors or Certain Officers
     On June 30, 2008, as a result of the pending transaction with Independent Brewers United, Inc. (“IBU”), Pyramid Breweries Inc. (“Pyramid”) entered into an Employment Separation Agreement with its Vice President — Marketing and Brand Development, Paul Curhan with his termination effective June 27, 2008. As previously announced, on June 27, 2008, Pyramid executed an Agreement and Plan of Merger by and among IBU, a wholly owned subsidiary, PMID Merger Sub, Inc. and Magic Hat Brewing & Performing Arts Center, Inc. as guarantor, whereby, following the completion of a tender offer, it is contemplated that Pyramid will merge with PMID Merger Sub, Inc.
     Scott Barnum, Pyramid’s President and Chief Executive Officer and Michael R. O’Brien, Pyramid’s Chief Financial Officer are expected to remain with Pyramid through the closing of the Merger and will enter into similar agreements, specific to the terms of their respective employment agreements.
(e) Compensatory Arrangements of Certain Officers
     Under the terms of his agreement, Mr. Curhan will receive a payment totaling $50,000, payable in bi-weekly installments, which represents his base salary for a period of four months following the date of his termination and a pro rata share of any incentive compensation bonuses for which he is eligible under the Company’s Gain Sharing Plan. All such compensation is in accordance with the terms of his employment agreement.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits

10.1	Employment Separation Agreement for Paul Curhan dated July 1, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2008	PYRAMID BREWERIES INC.
	By:	/s/ Michael R. O’Brien
Michael R. O’Brien
Chief Financial Officer and Vice President of Finance

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